SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

¢	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12

PROVIDENT BANKSHARES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 2, 2009

Dear Provident common stockholder:

We have previously sent to you proxy materials with respect to the important special meeting of the common stockholders of Provident Bankshares Corporation to be held on April 8, 2009. At the special meeting, we are asking you to approve the proposed merger of Provident with and into a subsidiary of M&T Bank Corporation. Provident’s Board of Directors unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the merger agreement and the transactions contemplated thereby, including the merger.

Since approval of the merger requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, your vote is very important, no matter how many or how few shares you may own. It is important to note that your failure to vote will have the same effect as a vote against the merger.

If you haven’t already voted, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Thank you for your continuing support,

Gary N. Geisel

Chairman and Chief Executive Officer

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.